As filed with the Securities and Exchange Commission on August 14, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

______________________________

Centric Brands Inc.

(Exact name of registrant as specified in its charter)

______________________________

Delaware	11-2928178
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

350 5th Avenue, 6th Floor
New York, NY	10118
(Address of Principal Executive Offices)	(Zip Code)

______________________________

CENTRIC BRANDS INC. 2016 STOCK INCENTIVE COMPENSATION PLAN

(Full title of the plan)

______________________________

Centric Brands Inc.

Jason Rabin

Chief Executive Officer

350 5th Avenue, 6th Floor

New York, NY 10118

(Name and address of agent for service)

(646) 582-6000

(Telephone Number, including area code, of agent for service)

______________________________

Copy to:

Nazim Zilkha

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Tel: (212) 698-3500

Fax: (212) 698-3599

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ◻	Accelerated filer ◻
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

______________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $0.10 per share (the “Common Stock”):	14,396,854	$2.70	$38,871,505.80	$4,711.23

(1)      Represents (i)  9,196,854 shares of Common Stock of Centric Brands Inc. (the “Company”) not previously registered and available for issuance under the Centric Brands Inc. 2016 Stock Incentive Compensation Plan (as amended, the “2016 Plan”) pursuant to an amendment to the 2016 Plan approved by the holders of a majority in voting power of the Company’s outstanding shares of capital stock entitled to vote thereon; (ii) an aggregate of 4,700,000 shares of Common Stock issuable upon settlement of 4,700,000 restricted stock units (the “RSUs”) granted to certain employees of the Company as an inducement material to their acceptance of employment with the Company; and (iii) 500,000 shares of Common Stock issuable upon settlement of 500,000 performance stock units (the “PSUs” and, together with the RSUs, the “Inducement Grants”) granted to a certain employee of the Company as an inducement material to his acceptance of employment with the Company. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also includes an indeterminate number of additional shares of the Common Stock that may become issuable under the 2016 Plan or the Inducement Grants by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction. The Company previously registered 3,529,109 shares of Common Stock for issuance under the 2016 Plan on its registration statement on Form S-8 dated November 28, 2016 (File No. 333-214823).

(2)      Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high ($2.83) and low ($2.56) sale prices of the Common Stock as reported on The Nasdaq Stock Market LLC on August 12, 2019, which is within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

On October 5, 2016, the board of directors (the “Board”) of Centric Brands Inc. (f/k/a Differential Brands Group Inc., the “Company” or “Registrant”) approved, subject to stockholder approval, the Company’s 2016 Stock Incentive Compensation Plan (the “2016 Plan”). At the Company’s 2016 annual meeting of stockholders held on November 7, 2016, the Company’s stockholders approved the 2016 Plan. On November 28, 2016, the Company filed a registration statement on Form S-8 (File No. 333-214823) to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 3,529,109 shares of common stock, par value $0.10 per share (the “Common Stock”), of the Company issuable pursuant to the 2016 Plan. The contents of the prior registration statement are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

On August 17, 2018,  the Company filed an Information Statement Pursuant to Section 14(c) to inform stockholders that an amendment to the 2016 Plan (the “Amendment”) to increase the total shares of Common Stock available for issuance under the 2016 Plan by 9,196,854 shares of Common Stock had been approved by the holders of a majority in voting power of the Company’s outstanding shares of capital stock entitled to vote thereon.

On October 29, 2018, the Company granted to Mr. Jason Rabin, the Company’s Chief Executive Officer,  an inducement grant of 4,100,000 restricted stock units (“RSUs”) and 500,000 performance stock units (the “Rabin Inducement Grant”). On October 30, 2018, the Company granted to Mr. Anurup Pruthi, the Company’s Chief Financial Officer, an inducement grant of 600,000 RSUs (the “Pruthi Inducement Grant” and, together with the Rabin Inducement Grant, the “Inducement Grants”). Each Inducement Grant was approved by the Company’s Board in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Grants were granted outside of the 2016 Plan (as amended) and its predecessor plans,  but are subject to the same terms and conditions as provided in the 2016 Plan.

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also includes an indeterminate number of additional shares of the Common Stock that may become issuable under the 2016 Plan (as amended) or the Inducement Grants by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

___________________________________

*     As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to each participant in the 2016 Plan as may be required by Rule 428(b). Such documents are not required to be and are not being filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to participants will also indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) and will include the address and telephone number to which the request is to be directed.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference (other than, for current reports on Form 8-K, information furnished pursuant to Item 2.02 or Item 7.01, including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01):

1.	the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on May 16, 2019;
2.	the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2019, as filed with the SEC on May 20, 2019;
3.	the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2019, as filed with the SEC on August 14, 2019;
4.

the Company’s current reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the SEC on January 3, 2019,  April 15, 2019,  April 18, 2019,  April 22, 2019,  April 30, 2019,  June 13, 2019,  June 28, 2019 and August 5, 2019 and the Company’s current report on Form 8-K, as amended, filed with the SEC on May 16, 2019; and

5.

the description of Common Stock in the Company’s registration statement on Form 8-A, File No. 000-18926, filed with the SEC on December 6, 1990 (which incorporates by reference the description of Common Stock that is contained in the Company’s post-effective Amendment No. 6 to Form S-18, File No. 33-25912, filed on November 29, 1990), including all amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceedings to which such person is, or is threatened to be made, a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceedings, if such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter where such person is adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that indemnification is proper under the circumstances.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or
•	for any transaction from which the director derived an improper personal benefit.

Article Eighth of the Company’s Certificate of Incorporation (as amended on October 29, 2018, the “Certificate of Incorporation”)  eliminates the personal liability of the directors of the Company to the fullest extent permitted by Section 102(b)(7) of the DGCL.  Pursuant to Article Ninth of the Certificate of Incorporation, the Company will, in the manner and to the full extent permitted by Section 145 of the DGCL, indemnify any officer or director (or the estate of any such person) who was or is a party to, or is threatened, to be a party to, any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an “indemnitee”). To the full extent permitted by law, the indemnification and advances provided for in the Certificate of Incorporation includes expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement. Notwithstanding the foregoing, the Company will not indemnify any such indemnitee (1) in any proceeding by the Company against such indemnitee; (2) in the event the board of directors of the Company (the “Board”) determines that indemnification is not available under the circumstances because the officer or director has not met the standard of conduct set forth in Section 145 of the DGCL; or (3) if a judgment or other final adjudication adverse to the indemnitee establishes his liability (i) for any breach of the duty of loyalty to the Company or its shareholders, (ii) for the acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 174 of the DGCL.

Pursuant to Section 8.1 of the Company’s Second Amended and Restated By-Laws (the “Bylaws”), the Company will indemnify and hold harmless to the fullest extent allowed by applicable law (1)(i) any current or former director or officer of the Company, or (ii) any person who, while a director or officer of the Company, currently serves or formerly served at the Company’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity (including service with respect to an employee benefit plan), who (2) was or is party, or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) based on alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent. The indemnification is to cover all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection with such proceeding. The Company will not indemnify any such indemnitee (1) in any proceeding by the Company against such indemnitee; (2) where the Board determines that indemnification is not available because the officer or director has not met the standard of conduct in Section 145 of the DGCL, or (3) if a judgment or other final adjudication adverse to the indemnitee establishes his liability (i) for breach of the duty of loyalty to the Company or its shareholders, (ii) for the acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 174 of the DGCL.

The Company maintains an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The foregoing is only a general summary of certain aspects of the DGCL and the Company’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the Company’s Certificate of Incorporation and Bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Description

3.1

Certificate of Incorporation of the Company (As Amended), dated as of October 29, 2018 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the SEC on May 16, 2019).

3.2

Second Amended and Restated By-Laws of the Company, adopted as of May 15, 2019 (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the SEC on May 16, 2019).

5.1*	Opinion of Dechert LLP.

10.1

Centric Brands Inc. (formerly, Differential Brands Group Inc.) 2016 Stock Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 10, 2016).

10.2

Amendment No. 1 to Centric Brands Inc. (formerly, Differential Brands Group Inc.) 2016 Stock Incentive Compensation Plan, dated October 29, 2018 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 2, 2018).

23.1*	Consent of Dechert LLP (contained in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm CohnReznick LLP.

24.1*	Power of Attorney (included on the signature page hereto).

*Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 14, 2019.

CENTRIC BRANDS INC.

By:	/s/ Jason Rabin
Name:	Jason Rabin
Title:	Chief Executive Officer and Director (Principal Executive Officer)

By:	/s/ Anurup Pruthi
Name:	Anurup Pruthi
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWERS OF ATTORNEY

We, the undersigned directors and officers of Centric Brands Inc., do hereby constitute and appoint Jason Rabin and Anurup Pruthi, and each or any of them, as our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended) hereto and we do hereby ratify and confirm that all said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Position	Date
/s/ Jason Rabin	Chief Executive Officer and Director (Principal Executive	August 14, 2019
Jason Rabin	Officer)

/s/ Anurup Pruthi	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 14, 2019
Anurup Pruthi

/s/ William Sweedler	Chairman of the Board of Directors	August 14, 2019
William Sweedler

/s/ Matthew Eby	Director	August 14, 2019
Mathew Eby

/s/ Randall Kessler	Director	August 14, 2019
Randall Kessler

/s/ Glenn Krevlin	Director	August 14, 2019
Glenn Krevlin

/s/ Walter McLallen	Director	August 14, 2019
Walter McLallen

/s/ Robert Petrini	Director	August 14, 2019
Robert Petrini

/s/ Kent Savage	Director	August 14, 2019
Kent Savage